Exhibit 10

RETIREMENT TRANSITION AND CONSULTING AGREEMENT

THIS RETIREMENT TRANSITION AND CONSULTING AGREEMENT (“Agreement”) is entered into and effective this 18th day of March, 2008 (the “Effective Date”) by and between Cabela’s Incorporated, a Delaware Corporation (“Company”) and Michael Callahan (“Executive”).

RECITALS

WHEREAS, Executive is currently serving as Senior Vice President of Company, as well as an officer and/or director for certain subsidiaries of Company;

WHEREAS, Executive has provided loyal and valuable service to Company for over eighteen years, and has significant, unique and valuable knowledge of the retail industry generally, as well as Company’s retail and multi channel programs, processes and plans;

WHEREAS, Executive has expressed a desire to retire from employment with Company and its subsidiaries;

WHEREAS, Company recognizes Executive’s significant contribution to Company and its shareholders, as well Executive’s specialized knowledge of the industry and Company;

WHEREAS, in order to facilitate a smooth and orderly transition within Company upon Executive’s retirement, and to assure access to Executive’s unique and valuable services, Company desires to retain the services of Executive as an employee for a specified transition term, as described herein, and thereafter as a consultant for a specified consulting period, as described herein, on the terms and conditions set forth herein; and

WHEREAS, Executive is willing to continue Executive’s employment with Company during the specified transition term and to provide consulting services to Company during the specified consulting period pursuant to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises set forth herein Company and Executive agree as follows:

1.           Employment Transition.  Except as otherwise provided herein, Executive shall remain employed with Company on an at-will basis from the Effective Date of this Agreement though May 17, 2008 (the “Transition Term”) unless earlier terminated as provided below.

a.           Executive shall retire and terminate Executive’s employment with Company effective May 17, 2008 (the “Separation Date”).  Executive hereby resigns all directorships, offices and/or executive positions held by Executive with Company or any of its subsidiaries or affiliates, with such resignations to be effective on the Separation Date.

b.           During the Transition Term, Executive agrees to devote Executive’s full business time, attention and energies to performing such duties on behalf of Company as from time to time may be reasonably assigned to Executive by the Board of Directors of Company (the “Board”) or the Chief Executive Officer of Company (the “CEO”).

c.           Base Salary.  During the Transition Term, Company shall continue to pay Executive a base salary at Executive’s current rate of $429,955.00 per annum (the “Base Salary”).  Such Base Salary shall be payable during the Transition Term in accordance with Company’s standard payroll policy for executives.

d.           Employee Bonus.  Executive has received a 2007 bonus in the gross amount of $299,625.00, less applicable withholdings, in accordance with the Company’s regular bonus payment procedure, which payment was provided in March of 2008. Executive shall not be eligible for an employee bonus or other incentive compensation for Executive’s services to Company in 2008 or thereafter.

e.           Employee Benefits.  Executive shall continue to be eligible during the Transition Term to participate in Company’s health, life and disability insurance plans, and Company’s retirement plans and other employee benefits, in accordance with the terms of the respective policies and plans.

f.           Accrued Vacation.  On or before the first regular payday following the Separation Date, Executive shall receive a lump-sum payment, less applicable withholdings, as payment for all accrued and unused vacation owed to Executive through the Separation Date.  As of the Effective Date of this Agreement, Executive has 35.5 days of available and accrued vacation, and Executive may continue to accrue and/or use accrued unused vacation through the Separation Date.

g.           401(k).  Executive is a participant in Company’s 401(k) plan, which participation shall end on the Separation Date.  Following the Separation Date, Executive’s vested account balance will be available for distribution as allowed by the plan.

2.           Separation Agreement.  Subject to Executive signing a Separation Agreement and General Release in a form substantially similar to Exhibit “A” attached hereto, with respect to any claims that Executive may have arising out of Executive’s employment with Company through the Separation Date, Company agrees to the following:

a.           Consulting Services.  Beginning on the Separation Date and continuing for a period of two (2) years thereafter, unless extended by Company as described below (the “Consulting Period”), Executive shall provide to Company consulting services commensurate with Executive’s status and unique experience and knowledge with respect to such matters, and Executive agrees to be available for such consulting services as reasonably requested from time to time by the CEO or other designated authority of the Company.  Executive shall use Executive’s good faith efforts to perform such services to the best of Executive’s abilities.  Notwithstanding anything to the contrary herein, Executive hereby expressly grants Company the unilateral right to extend the Consulting Period for an additional six (6) month period following the initial two-year Consulting Period.

b.           Compensation.  During the Consulting Period, Company shall pay Executive a gross monthly fee of $60,798.00.  The monthly fee shall be paid to Executive the last business day of each month during the Consulting Period.

c.           Consulting Expenses.  During the Consulting Period, Executive will be reimbursed for all reasonable business expenses that Executive incurs at the request of Company in performing the Consulting Services for Company; provided, however, that such expenses are pre-approved by the CEO, or other designated authority of Company, and properly submitted and substantiated as requested by Company.

d.           Health and Dental Coverage/COBRA.  Company shall, no later than 90 days following the Separation Date, pay to Executive a lump-sum cash payment in the amount of $24,074.00 less applicable withholdings, in order to allow Executive to continue Executive’s medical and dental coverage for up to eighteen (18) months from Executive’s Separation Date under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).  Notwithstanding the foregoing, Executive shall be solely responsible for initiating coverage under COBRA following the Separation Date and applying the lump-sum payment provided herein to such coverage.

e.           Other Insurance. Company shall, no later than 90 days following the Separation Date, pay to Executive a lump-sum cash payment in the amount of $20,000.00, less applicable withholdings, in order to assist Executive with costs associated with other insurance expenses incurred by Executive.

f.           Stock Options.

(i)           1997 Stock Option Plan.  Executive was a participant in Company’s 1997 Stock Option Plan, and Executive and Company are parties to the Stock Option Agreement dated July 24, 2003 (the, “2003 Stock Option”).  As of the Effective Date of this Agreement, Executive has 73,400 vested stock options under the 1997 Stock Option Plan, as amended (the “1997 Plan”).  Pursuant to the 1997 Plan, Executive shall have until July 24, 2008 to exercise the 2003 Stock Option.

(ii)           2004 Stock Plan.  Executive was a participant in Company’s 2004 Stock Plan, and Employee and Company are parties to Stock Option Agreements executed May 1, 2004, April 14, 2005, May 9, 2006 and May 15, 2007.  As of the Effective Date of this Agreement, Executive has 40,180 vested stock options under the 2004 Stock Plan, as amended (the “2004 Plan”). Additionally, Company shall accelerate the vesting of the remaining 3,670 unvested shares of common stock granted to Executive pursuant to the Stock Option Agreement dated May 1, 2004.  All other options held by Executive under the 2004 Plan that have not become vested on or before the Separation Date shall terminate and be canceled immediately upon the Separation Date. Executive shall have twelve (12) months from the Separation Date to exercise Executive’s vested options under the 2004 Plan.

g.           Transition Assistance.  Company shall, no later than 90 days following the Separation Date, pay to Executive a lump-sum cash payment in the amount of $5,000.00, less applicable withholdings, in order to assist Executive with financial planning expenses associated with Executive’s retirement.

h.           Relocation Assistance. Company shall, no later than 90 days following the Separation Date, pay to Executive a lump-sum cash payment in the amount of $50,000.00, less applicable withholdings, in order to assist Executive with costs associated with Executive’s relocation.

i.           Merchandise Discount.  During the Consulting Period, Executive will receive a discount on merchandise purchased from Cabela’s retail stores equal to, and under the same terms and conditions as, Executive’s current employee discount.  Following the Consulting Period, Executive shall be eligible to receive a merchandise discount as a retired employee pursuant to Cabela’s then operating Employee Discount and Retirement Policy, if applicable.

3.           Independent Contractor Status.  During the Consulting Period, Executive will be performing the Consulting Services as an independent contractor and shall not be treated as an employee of Company.  Except as expressly provided herein, no federal or state taxes will be withheld by Company on behalf of Executive, and Executive will be responsible for the payment of all federal and state taxes and non-reimbursed expenses attributable to Executive’s performance of Consulting Services.  During the Consulting Period, Executive shall not have the power or authority to contract in the name of Company or bind Company in any manner, except as may be expressly authorized in writing from the Board or CEO.  Executive shall indemnify and hold Company harmless from and against any and all liability, actions, claims, demands, suits, costs, and expenses, including reasonable attorney fees and costs of litigation and/or settlement, asserted against or imposed upon Company and arising, directly or indirectly, from any negligent or intentional acts of Executive during the Consulting Period, unless such acts are taken within the scope of this Agreement at the direction of Company.

4.           Termination.  This Agreement may be terminated prior to the end of the Transition Term or the Consulting Period upon the occurrence of any one of the following events:  (a) Executive’s death; (b) Executive’s physical or mental disability; (c) for Good Reason by Executive; (d) for Cause by Company; or  (e) the mutual written agreement of Executive and Company.  For purposes of this Section 4, “Good Reason” means Company’s material breach of the terms of this Agreement; provided, however, Company shall have fifteen (15) days to cure such breach after receiving written notice of a breach.  Also, for purposes of this Section 4, “Cause” means (i) the criminal conviction of Executive, or entering of a guilty or nolo contendere plea by Executive with respect to any felony, or a misdemeanor involving moral turpitude; (ii) Executive is engaged in conduct that is materially detrimental to the business or reputation of Company; (iii) Executive has committed fraud, misappropriation or embezzlement against any individual or entity; (iv) repeated refusal by Executive to comply with reasonable written or oral directives of senior management of Company which are consistent with Executive’s transition and/or consulting duties; or (v) Executive’s repeated failure to perform or repeated neglect of Executive’s duties under this Agreement. Upon termination of this Agreement for any reason during the Transition Term or Consulting Period, Company shall pay to Executive Executive’s base salary or consulting fees calculated through the effective date of the termination.  Executive is not entitled to any additional compensation or consulting fees following the effective date of termination. Notwithstanding the foregoing, the parties agree that in the event this Agreement is terminated after the Separation Date pursuant to Section 4(a) above, and provided the Executive has not yet received payment in accordance with Section 2(d) (Health and Dental Coverage/COBRA), Section 2(e) (Other Insurance), Section 2(g) (Transition Assistance), or Section 2(h) (Relocation Assistance) prior to such termination, then any such unpaid amounts shall be paid to Executive’s estate.

5.           Non-Competition and Confidentiality.  Executive agrees that Company is engaged in a highly competitive business.  Executive also acknowledges and agrees that Executive’s services to Company have been of a special and unique nature and value to Company, and that due to the nature of Executive’s position Executive has obtained in-depth knowledge of Company’s business practices and strategies, customer information and other information considered confidential and proprietary to Company.  Executive further agrees that as a consultant Executive’s services will continue to be of a special and unique nature and value to Company, and Executive will continue to be in a position of trust and confidence in which Executive may continue to have access to, and become familiar with, Company’s business practices and strategies, customer data and other confidential information of Company during the Consulting Period.  Therefore, Company and Executive agree as follows:

a.           Non-Competition.  During the Transition Period and Consulting Period (except in the performance of Executive’s duties to Company), Executive shall not, without the express written approval of the Board or the CEO, directly or indirectly, on Executive’s own behalf or on behalf of others, compete with Company, solicit, offer to provide, or provide any services to Company’s customers similar to those Company offers to its customers, or work for or become associated with any of Company’s competitors as an employee, independent contractor, officer, director, investor or in any other capacity.  For purposes of this Agreement, Company’s competitors shall include, without limitation, Bass Pro Shops, Gander Mountain, Sportsman Warehouse, Dick’s Sporting Goods, Scheels or any other multi-state and/or multi-channel retailer engaged in the sale of consumer products associated with hunting and/or fishing. The parties agree that this Non-Competition Covenant (Section 5.a.) shall not prohibit or otherwise restrict Executive from associating with or participating in trade groups, non-profit advocacy groups, or accepting any governmental appointment or position. The parties further agree that this Non-Competition Covenant (Section 5.a.) shall not prohibit or restrict Executive from becoming associated with or participating in the sale, brokerage, marketing or development of real property, or the manufacture or wholesaling of any product or item; provided however, that Executive does not, directly or indirectly, design, source, manufacture or market products exclusively for a Company competitor, as described above; and in the case of real estate activities, Executive does not engage, directly or indirectly, in a multiple listing and marketing service similar to the service offered by Cabela’s Trophy Properties.  Executive agrees that the covenants contained in this provision are reasonable in scope, necessary to protect Company’s legitimate business interests and do not constitute a restraint of trade with respect to Executive’s ability to obtain other employment or to provide services to third parties. Executive expressly acknowledges and agrees that Company competes heavily throughout the United States and Canada, and as such, Company has legitimate and significant interests in protecting its business from unfair competition throughout the United States and Canada.

b.           Confidentiality.  During the Transition Period and Consulting Period and thereafter, Executive shall not, without the express written consent of the Board or the CEO, disclose Company’s Confidential Information to any third party or entity, or use Company’s Confidential Information for any other purpose than providing services to Company.  For purposes of this Agreement Company’s “Confidential Information” shall mean any information not generally known by third parties, including Company’s competitors or the general public, whether or not expressly identified as confidential, including, without limitation, information about Company’s software, software source codes, trade secrets, marketing information, business plans, mergers and acquisitions, sales information, training materials, data processing, internet or intranet services, strategic plans, compensation, and finances, as well as information about Company’s customers and potential customers, including their identities and their business needs and practices.

c.           Enforcement.  Because Executive’s services are unique and Executive has knowledge of and access to Company’s Confidential Information, Executive acknowledges and agrees that Company would be irreparably damaged in the event of Executive’s non-performance or breach of this Section 5, and that money damages would be inadequate for any such non-performance or breach.  Therefore, Company or its successors and assigns shall be entitled, in addition to any other rights and remedies existing in their favor, to an injunction or injunctions to prevent any non-performance or breach of any such provisions.

6.           Non-Disparagement.  During the Transition Term, Consulting Period and thereafter, Executive agrees not to make any direct or indirect derogatory or disparaging statements regarding the business or reputation of Company or any of its subsidiaries or affiliates, or any of their respective owners, directors, officers, managers, agents or employees. Notwithstanding the foregoing, Executive shall not be prohibited from providing truthful statements when required in the course of litigation, administrative proceedings, governmental investigations, and other legal proceedings whenever required by law or requested as part of a business inquiry by the officers and/or directors of Company.  Company agrees that it will direct all officers of the Company not to make any derogatory or disparaging statements regarding Executive to any third party during the Transition Term, Consulting Period or thereafter. Notwithstanding the foregoing, Company and its officers, directors and employees shall not be prohibited from providing truthful statements when required in the course of litigation, administrative proceedings, governmental investigations, and other legal proceedings whenever required by law.

7.           Cooperation.  During the Transition Term, Consulting Period and thereafter, if requested by Company, Executive shall cooperate and assist Company in any dispute, proceeding or investigation in which Company or any of its subsidiaries or affiliates may be involved, or which involves facts or events that existed or arose during Executive’s employment with Company or the Consulting Period.

8.           Conditions.  Executive understands and agrees that the compensation and benefits provided to Executive pursuant to this Agreement are subject to Executive’s continued compliance with the terms and conditions provided herein, including, without limitation, the Non-Competition and Confidentiality covenants provided in Section 5 above.

9.           Return of Property.  Within fourteen (14) days of Executive’s Separation Date or, to the extent such property is reasonably required for Executive’s performance of the Consulting Services hereunder, at the termination of the Consulting Period, or upon demand by Company, Executive agrees to return to Company all Company property of every kind, including, but not limited to, all computers, laptops, cell phones, manuals, books, keys, access cards, credit cards, calling cards, records, computer passwords, personnel lists, customer lists, and all other lists and other written or printed materials, which contain any Company Confidential Information, whether furnished by Company or prepared by Executive.

10.           Governing Law and Severability.  This Agreement shall be governed by and construed in accordance with the laws of the state of Nebraska, without regard to its conflict of laws provision.  The parties agree that all actions arising directly or indirectly out of this Agreement shall be litigated only in the appropriate court that is physically located in Nebraska and the parties hereby irrevocably consent to the jurisdiction and venue of those courts over the parties to this Agreement.  Should any provision of this Agreement be declared illegal or unenforceable by a court of competent jurisdiction and cannot be modified to be enforceable, such provision shall be deemed null and void, leaving the remainder of the Agreement in full force and effect.

11.           Assignment.  This Agreement and the rights, interests and obligations of Company hereunder shall be assignable to and shall inure to the benefit of any person, corporation, partnership or entity that succeeds to all or substantially all of the business or assets of Company.  This Agreement is not assignable by Executive.

12.           Advice of Counsel.  Executive acknowledges and agrees that Executive has been informed and advised, and is hereby expressly advised, that Company’s legal counsel does not represent Executive or Executive’s interests in this matter and that Executive should, and has the right to, consult with an attorney of Executive’s choosing prior to signing this Agreement.  Executive acknowledges that Executive is responsible for Executive’s own attorneys’ fees and costs relating to this matter.

13.           Integration and Amendment.  This Agreement, including the initial paragraph and the recitals to this Agreement, each of which is incorporated herein and made part of this Agreement by this reference, is a complete agreement between the parties and supersedes all prior discussions, negotiations and agreements with regard to the subject matter herein, whether oral or written.  This Agreement shall supersede and replace any prior employment agreement between the parties. The previous sentences notwithstanding, Executive expressly acknowledges that as an employee of Company, Executive was and is subject to additional policies and agreements instituted for the purpose of protecting the confidential and proprietary information, trade secrets and goodwill of Company and its subsidiaries and affiliates; and as such, Executive expressly acknowledges that all such policies and agreements shall not be replaced and superseded by this Agreement, but shall be used together with this Agreement to protect the interests of Company and its subsidiaries and affiliates to the fullest extent allowed by law. This Agreement shall be binding upon and for the benefit of the parties and their respective heirs, executors, administrators, successors, devisees, permissible assigns, personal representatives and legal representatives.  No supplement, modification or amendment to this Agreement shall be binding unless executed in writing by Executive and Company.

14.           Counterparts.  This Agreement may be executed in separate counterparts, each of which will be deemed to be an original and both which taken together will constitute one and the same agreement.

IN WITNESS, WHEREOF, Company and Executive have executed this Agreement as of the Effective Date written above.

Cabela’s Incorporated

By:	/s/ Dennis Highby	/s/ Michael Callahan
Dennis Highby, President and Chief Executive Officer		Michael Callahan

EXHIBIT “A”

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the "Agreement") is made and entered into this ___ day of May, 2008, by and between Cabela’s Incorporated (“Company”) and Michael Callahan ("Executive").

BACKGROUND

A.	Executive’s employment with Company terminated on May 17, 2008.

B.	Company and Executive have agreed to enter into a consulting arrangement as described in that certain Retirement Transition and Consulting Agreement dated March 18, 2008.

In consideration of and as a condition to the consulting arrangement and related benefits as described in the Retirement Transition and Consulting Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.
Termination of Employment. Executive’s employment with Company terminated effective May 17, 2008 (the “Separation Date”). Company shall pay Executive Executive’s regular base salary through the Separation Date and accrued unused vacation in the gross amount of $_______. All other employee benefits terminated on the Separation Date; provided, however, Executive shall be eligible to continue participation in Company’s group health insurance to the extent provided by law commonly known as COBRA.

2.
Release.  Executive hereby releases and forever discharges Company, its parent, subsidiaries and affiliates, and their respective officers, directors, employees and agents, from any and all claims, damages (including attorney fees), demands, actions or causes of action of any kind or nature, whether known or unknown, arising out of Executive’s employment with Company and/or the termination of Executive’s employment by Company, (collectively the “Claims”) including, but not limited to, any Claims alleging breach of contract or any tort, and Claims under any federal, state or local statutory or common laws, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Fair Labor Standards Act, the Nebraska Age Discrimination in Employment Act, the Nebraska Fair Employment Practices Act, and the Nebraska Wage Payment and Collection Act, all as amended. Notwithstanding the foregoing, Executive does not release any claims with respect to the Indemnification Agreement between Employee and Company dated June 18, 2004, or any directors’ and officers’ liability insurance (“D&O Insurance”) policy covering Executive during his employment with Company.

3.
Confidentiality and Noncompetition.  Executive expressly acknowledges that Executive remains bound by the terms and conditions of the Confidentiality and Noncompetition Agreement between Company and Employee dated April 14, 2005, as well as the Retirement Transition and Consulting Agreement dated March 18, 2008.

4.
Remedies.  Executive acknowledges that any breach of any of the covenants or agreements contained in this Agreement will cause immediate and irreparable injury to Company.  In the event of a breach or threatened or intended breach of this Agreement by Executive, Company, in addition to all other legal and equitable remedies available to it, shall be entitled to injunctive relief to enforce this Agreement.  Additionally, all further obligations of Company with respect to consulting compensation shall terminate.

5.
Review Period.  Executive confirms and acknowledges that Executive has been, and is hereby, expressly advised to consult with an attorney prior to signing this Agreement, that Executive has read and understands this Agreement, and that Executive has signed this Agreement freely and voluntarily.  Executive further acknowledges that Executive has been given up to twenty-one (21) days to consider signing this Agreement (the “Review Period”).  Executive may sign this Agreement before expiration of the Review Period by signing and delivering to Company this Agreement and the Waiver of the 21-Day Review Period attached hereto as Exhibit “1” and incorporated by this reference.

6.
Right of Revocation.  Executive acknowledges and understands that Executive may revoke this Agreement for a period of up to seven (7) days after Executive executes it (not counting the day it is signed).  To revoke this Agreement, Executive must give written notice to Company stating that Executive wishes to revoke this Agreement, by providing notice by hand-delivery, mail or facsimile to Cabela’s Legal Department, Cabela’s Incorporated, One Cabela Drive, Sidney, Nebraska 69160, (308) 255-2779 (telephone) and (308) 254-8060 (facsimile).  This Agreement shall become effective on the eighth (8th) day following the date it is executed by Executive (the “Effective Date”).

7.
General. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Nebraska.  Each party agrees that any action by either party to enforce the terms of this Agreement may be brought by the other party in an appropriate state or federal court in Nebraska and waives all objections based upon lack of jurisdiction or improper or inconvenient venue of any such court.  This Agreement, including the initial paragraph and the recitals to this Agreement, each of which is incorporated herein and made part of this Agreement by this reference, is a complete agreement between the parties and supersedes all prior discussions, negotiations and agreements with regard to the subject matter herein, whether oral or written.  This Agreement shall be binding upon and for the benefit of the parties and their respective heirs, executors, administrators, successors, devisees, permissible assigns, personal representatives and legal representatives.  No supplement, modification or amendment to this Agreement shall be binding unless executed in writing by Executive and Company.

The parties hereto have executed this Separation Agreement and General Release as of the day and year first above written.

Cabela’s Incorporated

By:
Michael Callahan
Its:

Exhibit “1”

WAIVER OF 21-DAY REVIEW PERIOD

I, the undersigned, hereby knowingly and voluntarily waive the twenty-one (21) day review period to consider the Separation Agreement and General Release (“Agreement”) set forth above.  I fully understand and agree that by signing this WAIVER I surrender for all time whatever right(s) and/or claim(s) I may have to challenge the Agreement set forth above because a full twenty-one days did not expire before I signed said Agreement in exchange for expediting implementation of the terms of the Agreement.  I have read, fully understand and consent to the terms of this WAIVER, and I sign it in the absence of fraud, duress, undue influence or reliance upon any oral and/or written representations not included in the terms of this WAIVER.  This WAIVER shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any interested party.

Dated:
Michael Callahan

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